ADVISORS MANAGED PORTFOLIOS
FUND SERVICING AGREEMENT

THIS FUND SERVICING AGREEMENT (the “Agreement”) is made and entered into as of the last date in the signature block (the “Effective Date”), by and between ADVISORS MANAGED PORTFOLIOS, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“Fund Services”).

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WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), that is a series trust consisting of multiple series; the Trust is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and
    WHEREAS, the Trust has issued shares of beneficial interest (“Shares”) of its series that are either open-end mutual funds (each a “Mutual Fund Series”) or exchange-traded funds (each an “ETF Series”, and Mutual Fund Series and ETF Series together, a “Fund”), and the names of each Fund currently comprising the Trust is listed on the applicable Exhibit attached hereto (as amended from time to time); and
WHEREAS, Shares of the ETF Series shall be created and redeemed in bundles called “Creation Units”; and
WHEREAS, the Trust, on behalf of the ETF Series, shall issue for purchase and redeem Shares of each ETF Series only in Creation Units (at least 25,000 Shares) principally in kind or in cash for portfolio securities of the particular ETF Series (“Deposit Securities”), as more fully described in the current prospectus and statement of additional information of a Fund, included in the Trust’s registration statement on Form N-1A, and as authorized under the Order of Exemption granted by the U.S. Securities and Exchange Commission; and
WHEREAS, brokers or dealers that are “Authorized Participants” and that have entered into an Authorized Participant Agreement with the Fund’s particular Distributor (the “Distributor”), acting on behalf of the Trust, shall be authorized to create and redeem Shares of its ETF Series in Creation Units from the Trust; and
WHEREAS, the Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”), or its nominee Cede & Company, will be the registered owner (the “Shareholder”) of all Shares of the ETF Series; and
WHEREAS, the Trust wishes to engage Fund Services as its (i) transfer agent, dividend disbursing agent, (ii) fund administrator and (iii) fund accountant pursuant to Schedules I to III attached hereto (as amended from time to time) for each Mutual Fund Series and ETF Series.
NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1.Appointment of Fund Services as Transfer Agent
The Trust hereby appoints Fund Services as transfer agent of the Trust on the terms and conditions set forth in this Agreement, and Fund Services hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

The services and duties of Fund Services as transfer agent described in Schedule I attached hereto shall include those duties as are normally and customarily performed by transfer agents in conjunction with such descriptions.
2.Appointment of Fund Services as Administrator
The Trust hereby appoints Fund Services as administrator of the Trust on the terms and conditions set forth in this Agreement, and Fund Services hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of Fund Services as fund administrator described in Schedule II attached hereto shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against Fund Services hereunder.

3.Appointment of Fund Services as Fund Accountant
The Trust hereby appoints Fund Services as fund accountant of the Trust on the terms and conditions set forth in this Agreement, and Fund Services hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of Fund Services as fund accountant described in Schedule III attached hereto shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against Fund Services hereunder.

4.Delegation of Duties.
Notwithstanding anything contained in this Agreement to the contrary, Fund Services is authorized to delegate any of its obligations hereunder. Except as otherwise provided herein, all fees and expenses incurred in any delegation or sub-contract shall be paid by Fund Services and Fund Services shall remain responsible for the acts and omissions of such other entity as if such acts or omissions were those of Fund Services.
5.Compensation
Fund Services shall be compensated for providing the services set forth in this Agreement in accordance with each Fund’s fee schedule, signed and consented by the investment adviser of each Fund and set forth on the applicable Exhibit to this Agreement (as amended from time to time). Fund Services shall also be reimbursed for such miscellaneous expenses set forth in the applicable Exhibit as are reasonably incurred by Fund Services in performing its duties hereunder. The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify Fund Services in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. Notwithstanding anything to the contrary, amounts owed by the Trust to Fund Services shall only be paid out of assets and property of the particular Fund involved.
6.Representations and Warranties
A.The Trust hereby represents and warrants to Fund Services, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)    It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)    This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)    It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)    A registration statement under the 1940 Act will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous private offering of its shares. In the event that the Trust determines to make a continuous public offering of shares, a registration statement under the 1940 Act and the Securities Act of 1933, as amended, will be made and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares.

B.Fund Services hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)    It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)    This Agreement has been duly authorized, executed and delivered by Fund Services in accordance with all requisite action and constitutes a valid and legally binding obligation of Fund Services, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)    It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)    It is a registered transfer agent under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
7.Standard of Care; Indemnification; Limitation of Liability
A.Fund Services shall exercise reasonable care in the performance of its duties under this Agreement. Fund Services shall not be liable for any loss suffered by the Trust, any Fund, the adviser or any other service provider to the Trust or a Fund, or any employee of the foregoing in connection with Fund Services’ duties under this Agreement including losses resulting from any error of judgment, mechanical breakdown or the failure of communication of power supplies beyond Fund Services’ reasonable control, mistake of law, or shareholder fraud, except a loss arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if Fund Services has exercised reasonable care in the performance of its duties under this Agreement, the Trust or any applicable Fund or Funds shall indemnify and hold harmless Fund Services from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that Fund Services may sustain or incur or that may be asserted against Fund Services by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to Fund Services by any duly authorized officer of the Trust, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Fund Services” shall include Fund Services’ directors, officers and employees.

Fund Services shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Trust may sustain or incur or that may be asserted against the Trust or any Fund by any person arising out of any action taken or omitted to be taken by Fund Services as a result of Fund Services’ refusal or failure to comply with the terms of this Agreement, or from Fund Services’ bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of Fund Services, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers and employees and any person authorized to act on behalf of a Fund.
In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, Fund Services shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. Fund Services will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Fund Services. Fund Services agrees that it shall, at all times, have reasonable business continuity and disaster contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect Fund Services’ premises and operating capabilities at any time during regular business hours of Fund Services, upon reasonable notice to Fund Services. Moreover, Fund Services shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of Fund Services relating to the services provided by Fund Services under this Agreement.
Notwithstanding the above, Fund Services reserves the right to reprocess and correct administrative errors at its own expense.
B.In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.The indemnity and defense provisions set forth in this Section shall indefinitely survive the termination and/or assignment of this Agreement.

D.If Fund Services is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve Fund Services of any of its obligations in such other capacity.

8.Notification of Error
The Trust will notify Fund Services of any discrepancy between Fund Services and the Trust, including, but not limited to, failing to account for a security position in the Fund’s portfolio, upon the later to occur of: (i) three business days after receipt of any reports rendered by Fund Services to the Trust; (ii) three business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three business days after receiving notice from any shareholder regarding any such discrepancy.
9.Data Necessary to Perform Services

The Trust or its agent shall furnish to Fund Services the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

10.Proprietary and Confidential Information
A.Fund Services agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary all information of the Trust, all records, data and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), as well as any other information or data provided to or obtained by Fund Services or its affiliates under this Agreement, including from or on behalf of the Trust or its shareholders, that a reasonable person would consider confidential or proprietary, including, without limitation, information regarding products, services, customers, suppliers, shareholders, Funds, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property, (collectively, “Trust Confidential Information”), and not to use such Trust Confidential Information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Fund Services may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities provided that to the extent permitted by law, Fund Services shall provide the Trust with notice prior to such disclosure, or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of Fund Services or any of its employees, agents or representatives, and information that was already in the possession of Fund Services prior to receipt thereof from the Trust or its agent, shall not constitute Trust Confidential Information. For the avoidance of doubt, Personal Data and Personal Information, as those terms are defined under Section 12, shall constitute Trust Confidential Information, and any information that is identified or labeled as “Confidential Information” in an Appendix shall also constitute Trust Confidential Information.
Further, Fund Services will adhere to the privacy and security policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, Fund Services shall have in place and maintain physical, electronic and procedural safeguards to protect the security, confidentiality, availability and integrity of, and to prevent unauthorized access to or use of, all Trust Confidential Information. In addition, Fund Services has implemented and will maintain an effective, written information security program to protect and secure such Confidential Information, which program includes sufficient administrative, technical and physical safeguards and written policies and procedures to (a) ensure the security and confidentiality of such Confidential Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Confidential Information, including identity theft; and (c) protect against unauthorized access to or use of such Confidential Information that could result in substantial harm or inconvenience to the Fund or any shareholder (the “Information Security Program”). The Information Security Program complies and shall comply with reasonable information security practices within the industry. Upon request from the Trust or a Fund’s adviser, Fund Services shall provide a written description of its Information Security Program Fund

Services shall promptly notify the Trust and Fund adviser in writing of any breach of security, misuse or misappropriation of, or unauthorized access to, modification, loss, or acquisition of Trust Confidential Information, or any compromise of any system, network, technology that contains or is used to access Trust Confidential Information, (in each case, whether actual or alleged, and any or all of the foregoing referred to individually and collectively for purposes of this provision as a “Security Breach”). Fund Services shall promptly investigate and remedy, and bear the cost of the measures (including notification to any affected parties), if any, to address, remedy, and prevent any future Security Breach. Fund Services shall bear the cost of the Security Breach and shall reimburse the Trust for reasonable expenses and costs actually incurred by the Trust relating to the Security Breach to the extent the Security Breach was caused by the acts or omissions of Fund Services or its affiliates. In addition to, and without limiting the foregoing, Fund Services will promptly cooperate with the Trust or any of its affiliates’ regulators at Fund Services’ expense to prevent, investigate, cease or mitigate any Security Breach, including but not limited to investigating, bringing claims or actions and giving information and testimony and such cooperation shall be at Fund Services expense, except where the Security Breach was caused solely by the Trust. Notwithstanding any other provision in this Agreement, the obligations set forth in this paragraph shall survive termination of this Agreement.
B.The Trust agrees on behalf of itself and its trustees, officers, and employees to treat confidentially and as proprietary information of Fund Services, all non-public information relative to Fund Services (including, without limitation, information regarding Fund Services’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by Fund Services, which approval shall not be unreasonably withheld and may not be withheld where the Trust may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities, or (iii) when so requested by Fund Services. Information which has become known to the public through no wrongful act of the Trust or any of its employees, agents or representatives, and information that was already in the possession of the Trust prior to receipt thereof from Fund Services, shall not be subject to this paragraph.
C.Notwithstanding anything herein to the contrary, (i) the Trust shall be permitted to disclose the identity of Fund Services as a service provider, redacted copies of this Agreement, and such other information as may be required in the Trust’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) Fund Services shall be permitted to include the name of the Trust in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.
D.Fund Services will provide the Trust with certain copies of third party audit reports (e.g., SSAE 16 or SOC 1 or SOC 2 or SOC 3) through access to Fund Services’ CCO Portal to the extent such reports are available and related to services, controls, or processes performed, used or made available by Fund Services under this Agreement. Fund Services shall undergo SOC 1 audit or any industry standard third-party audits relating to the services and systems used to provide the services throughout the term of this Agreement no less than annually, and shall notify the Trust promptly if any audit reveals a material deficiencies that could cause material harm to Trust Confidential Information. The Trust acknowledges and agrees that such reports are confidential and that it will not disclose such reports except to its employees and service providers who have a need to know and have agreed to obligations of confidentiality applicable to such reports.
11.Records
Fund Services shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. Fund Services agrees that all such records prepared or maintained by Fund Services relating to the services to be performed by Fund Services hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.
12.    Compliance with Laws
A.The Trust has and retains primary responsibility for all compliance matters relating to the Trust, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA Patriot Act of 2001 and the policies and limitations of a Fund relating to its portfolio investments as set forth in its Prospectus and statement of additional information. Fund Services’ services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustee’s oversight responsibility with respect thereto.
B.The Trust shall immediately notify Fund Services if the investment strategy of any Fund materially changes and deviates from the investment strategy set out in the current prospectus or if it (or any Fund) becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Trust or any Fund or the services provided under this Agreement.
C.If, and to the extent that, the General Data Protection Regulation (EU) 2016/679, as amended (“GDPR”), the UK Data Protection Act of 2018 (“DPA”), the Cayman Islands Data Protection Law, 2017, as amended (“DPL”), or any other local, state, federal, or international data privacy laws are applicable to Fund Services and the Trust (collectively, “Data Privacy Laws”) the following provisions shall apply:
(1)The parties agree Fund Services is a “Data Processor” under GDPR,DPA and DPL, as applicable, in the performance of its services under this Agreement. Notwithstanding the foregoing, the parties agree Fund Services is a “Data Controller” under GDPR DPA and DPLs applicable, solely for the purpose of fulfilling its own pre-contractual anti-money laundering/know your customer, AML/KYC, new fund client onboarding obligations. In either case, the Trust shall ensure that all necessary and appropriate consents, disclosures and notices, including data subject consents, are in place to enable the processing of “Personal Data” (as defined by GDPR, DPA and DPL) d Services, the transfer of Personal Data to Fund Services, and the transfer of Personal Data by Fund Services to third countries or regulatory organizations. For simplicity, Personal Data and “Personal Information” shall be referred to as “Personal Data.”
(2)The parties further agree the Trust is a “Data Controller” under GDPR, DPA and DPL. The Trust, either alone or jointly with others, determines or controls the content, use, purpose and means of processing the Personal Data.
(3)Fund Services shall process the Personal Data solely: (i) in accordance with instructions of the Trust pursuant to this Agreement and any authorized persons list executed pursuant thereto, for the purpose of discharging Fund Services’ obligations under this Agreement; and (ii) when required by law or regulation, or required or requested by any court or regulator (each a “Processing Order”) to which Fund Services is subject. Fund Services shall process Personal Data for no other purposes, including no other commercial purpose. In the event Fund Services receives a request to process Personal Data pursuant to any Processing Order, it shall, to the extent legally permissible and reasonably practicable under the circumstances, notify the Trust prior to processing.
(4)Fund Services shall:
i.ensure that persons handling Personal Data on its behalf are subject to confidentiality obligations similar to those contained in this Agreement;
ii.implement appropriate technical and organizational measures to protect the security, availability, confidentiality, and privacy of Personal Data including against unauthorized or unlawful processing and against accidental loss, damage or destruction;
iii.only appoint sub-processors with the prior written consent of the Trust (standing instructions or general written authorization are sufficient), and only if the sub-processors provide sufficient guarantees in writing to Fund Services that they have implemented appropriate technical and organizational measures in such a manner that processing will comply with Data Privacy Laws, as applicable1;
iv.provide reasonable assistance to the Trust in ensuring its compliance with obligations regarding Personal Data breaches, unlawful or unauthorized processing of Personal Data, data protection impact assessments and prior consultation, subject to the nature of the processing and the information reasonably available to Fund Services, and inform the Trust of Personal Data breaches without undue delay;
v.at the written direction of the Trust, delete or return all Personal Data to the Trust after the end of the provision of services under this Agreement relating to processing, and delete existing copies of
1 For the avoidance of doubt, Fund Services’ affiliates and third-party software providers will be used as sub-processors under this Agreement, and the Trust hereby authorizes such use.

Personal Data unless applicable law or internal data retention or backup procedures require the storage of such Personal Data, in which case Fund Services’ obligations under this Section 12 and under Section 10 shall survive until Fund Services no longer possesses such Personal Data; and
vi.make available to the Trust all information reasonably necessary to demonstrate compliance with Data Privacy Laws, as applicable, and allow for and reasonably cooperate with audits, including inspections, conducted by the Trust or its auditor; and immediately inform the Trust if, in its opinion, the Trust’s instructions regarding this subsection infringes on GDPR or DPL.
(5)Each party shall comply with any other applicable law or regulation which implements Data Privacy Laws in relation to the Personal Data. Nothing in this Agreement shall be construed as preventing either party from taking such other steps as are necessary to comply with Data Privacy Laws.
13.Term of Agreement; Amendment
A.This Agreement shall become effective as of the date written above and will continue in effect for a period of three (3) years. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least 90 days prior to the end of the then current term that it will not be renewing the Agreement.
B.This Agreement shall become effective with respect to a Fund as of the date the applicable exhibit for such Fund is approved by the Board of Trustees of the Trust and added to the Agreement by an amendment executed by all parties and will continue in effect for successive annual periods.
C.This Agreement may be terminated by either party (in whole or with respect to one or more Funds) upon giving 90 days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.
D.Fund Services may terminate this Agreement immediately (in whole or with respect to one or more Funds) if the continued service of such Funds or the Trust would cause Fund Services or any of its affiliates to be in violation of any applicable law, rule, regulation, or order of any governmental, regulatory or judicial authority of competent jurisdiction, provided that in such event Fund Services shall, to the extent it is legally permitted and able to do so, provide reasonable assistance to transition such Funds or the Trust to a successor service provider.
E.This Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.
F.This Agreement may not be amended or modified in any manner except by written agreement executed by Fund Services and the Trust, and authorized or approved by the Board of Trustees.
14.Early Termination

In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement prior to the end of the then current term (in whole or with respect to one or more Funds), the Trust agrees to pay the following fees with respect to the terminating Funds (which shall be solely the responsibility of the terminating Funds):
a.all monthly fees through the life of the Agreement, including repayment of any negotiated discounts (provided that no such fees shall be paid with respect to any Fund following the liquidation of such Fund);
b.all fees associated with converting services to a successor service provider;
c.all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider; and
d.all reasonable miscellaneous costs associated with a-c above.
15.Duties in the Event of Termination
In the event that, in connection with termination, a successor to any of Fund Services’ duties or responsibilities hereunder is designated by the Trust by written notice to Fund Services, Fund Services will promptly, upon such termination and at the expense of the Trust, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by Fund Services under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which Fund Services has maintained the same, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Fund Services’ personnel in the establishment of books, records, and other data by such successor. The Trust shall also pay any fees associated with record retention and/or tax reporting obligations that may not be eliminated due to a conversion to a successor provider. If no such successor is designated, then such books, records and other data shall be returned to the Trust.

16.Assignment
This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of Fund Services, or by Fund Services without the written consent of the Trust accompanied by the authorization or approval of the Trust’s Board of Trustees.
17.Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.
18.No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

19.Services Not Exclusive
Nothing in this Agreement shall limit or restrict Fund Services from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

20.Invalidity
Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

21.Notices
Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:
Notice to Fund Services shall be sent to:
U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202
Attn: President

and notice to the Trust shall be sent to:
U.S. Bancorp Fund Services, LLC
Attn: Advisors Managed Portfolios
615 E. Michigan St.
Milwaukee, WI 53202

22.Multiple Originals
This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.
Signatures on the following page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the Effective Date.

ADVISORS MANAGED PORTFOLIOS

By: ________________________________
Name:
Title:
Date:

U.S. BANCORP FUND SERVICES, LLC

By: _______________________________
Name:
Title:
Date:

Schedule I
Transfer Agent Services
I.CORE SERVICES FOR ETF SERIES
1.Fund Services shall provide the following transfer agent and dividend disbursing agent services to each Fund:

a.Facilitate purchases and redemption of Creation Units;
b.Prepare and transmit by means of DTC’s book-entry system payments for dividends and distributions on or with respect to the Shares declared by the Trust on behalf of the applicable Fund;
c.Maintain the record of the name and address of the Shareholder and the number of Shares issued by the Fund and held by the Shareholder;
d.Record the issuance of Shares of the Fund and maintain a record of the total number of Shares of the Trust which are outstanding, and, based upon data provided to it by the Fund, the total number of authorized Shares. Fund Services shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares
e.Prepare and transmit to the Fund and the Fund’s administrator and/or sub-administrator and to any applicable securities exchange (as specified to Fund Services by the Fund) information with respect to purchases and redemptions of Shares;
f.On days that the Fund may accept orders for purchases or redemptions, calculate and transmit to the Fund the number of outstanding Shares;
g.On days that the Fund may accept orders for purchases or redemptions (pursuant to the Authorized Participant Agreement), transmit to the Fund and DTC the amount of Shares purchased on such day;
h.Confirm to DTC the number of Shares issued to the Shareholder, as DTC may reasonably request;
i.Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request;
j.Extend the voting rights to the Shareholder for extension by DTC to DTC participants and the beneficial owners of Shares in accordance with policies and procedures of DTC for book-entry only securities;
k.Maintain those books and records of the Fund as required by rule, regulation or law or as otherwise requested by the Fund;
l.Prepare a monthly report of all purchases and redemptions of Shares during such month on a gross transaction basis, and identify on a daily basis the net number of Shares either redeemed or purchased on such business day and with respect to each Authorized Participant purchasing or redeeming Shares, the amount of Shares purchased or redeemed;
m.Receive from the Distributor or from its agent purchase orders from Authorized Participants (as defined in the Authorized Participant Agreement) for Creation Unit Aggregations of Shares received in good form and accepted by or on behalf of the Fund by the Distributor, transmit appropriate trade instructions to the NSCC, if applicable, and pursuant to such orders issue the appropriate number of Shares of the Funjd and hold such Shares in the account of the Shareholder for each of the respective Funds;
n.Receive from the Authorized Participants redemption requests, deliver the appropriate documentation thereof to the Fund’s custodian, generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to the Authorized Participants submitting the same; transmit appropriate trade instructions to the NSCC, if applicable, and redeem the appropriate number of Creation Unit Aggregations of Shares held in the account of the Shareholder for each of the respective Funds; and
o.Confirm the name, U.S. taxpayer identification number and principle place of business of each Authorized Participant.
2.In addition to the services set forth above, Fund Services shall perform the customary services of a transfer agent and dividend disbursing agent including, but not limited to, maintaining the account of the Shareholder; and obtaining at the request of the Fund from the Shareholder a list of DTC participants holding interests in the Global Certificate.

3.Fund Services shall keep records relating to the services to be performed hereunder, in the form and manner required by applicable laws, rules, and regulations under the 1940 Act and to the extent required by Section 31 of the 1940 Act and the rules thereunder (the “Rules”), all such books and records shall be the property of the Trust, will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

II.CORE SERVICES FOR MUTUAL FUND SERIES

1.Receive and process all orders for transactions of shares in accordance with applicable regulations, and as specified in the Fund’s prospectus and Statement of additional information (or similar disclosure documents) (the “Prospectus”) filed with the U.S Securities and Exchange Commission (“SEC”).

2.Process purchase and redemption orders with prompt delivery, where appropriate, of payment and supporting documentation to the shareholder based on the shareholder’s or the Fund’s custodian instructions, and record the appropriate number of shares being held in the appropriate shareholder account.

3.Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Fund's custodian.

4.Pay proceeds upon receipt from the Fund’s custodian, where relevant, in accordance with the instructions of redeeming shareholders.

5.Process transfers of shares in accordance with the shareholder’s instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

6.Prepare and transmit payments, or apply reinvestments for income dividends and capital gains distributions declared by the Trust with respect to a Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

7.Serve as the Fund’s agent in connection with systematic plans including, but not limited to, systematic investment plans, systematic withdrawal plans, and systematic exchange plans.

8.Maintain the record of the name and address of each shareholder and the number of shares issued by each Fund and held by the shareholder.

9.Make changes to shareholder records, including, but not limited to, address and plan changes in plans (e.g., systematic investment and withdrawal and dividend reinvestment).
10.Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent in accordance with the Prospectus.

11.Record the issuance of shares of the Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a record of the total number of shares of each Fund which are authorized, issued and outstanding.

12.Prepare ad-hoc reports as necessary at prevailing rates.

13.Mail or electronically send shareholder reports and Prospectuses to current shareholders for whom Fund Services has direct access and appropriate registration information.

14.Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

15.Provide shareholder account information upon shareholder or Fund requests and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Fund.

16.Mail and/or obtain shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal or state authorities any taxes to be withheld on dividends and distributions paid by the Fund, all as required by applicable federal and state tax laws and regulations.

17.Provide the total number of shares of the Fund sold in each state to enable the Trust to monitor such sales for blue sky purposes; provided that the Fund, not Fund Services, is responsible for ensuring that shares are not sold in violation of any requirement under the securities laws or regulations of any state.

18.Answer correspondence from shareholders, securities brokers and others relating to Fund Services’ duties hereunder within required time periods established by applicable regulation.
19.Reimburse the Fund each month for all material losses resulting from “as of” processing errors for which Fund Services is responsible in accordance with the “as of” processing policy set forth on Appendix B to this Schedule I hereto.
20.Calculate average assets held in shareholder accounts for purposes of paying Rule 12b-1 and/or shareholder servicing fees as directed by a Fund.
21.Provide service and support to financial intermediaries including but not limited to trade placements, settlements and corrections.
III.ADDITIONAL SERVICES

1.If the Trust on behalf of each Fund so elects, Fund Services shall provide the following services to each Fund that are further described and that may be subject to additional terms and conditions specified in Appendix A to this Schedule I as such may be amended from time to time:
Internet Access (as of the date hereof, also known as Digital Investor), Vision Electronic Statement Service, Chat and INFORMATM (Appendix A to this Schedule I) or the services described in the fee schedule in each applicable Exhibit.

For additional Services on MARS and Mutual Fund Profile II, a separate Addendum will be needed signed by the Trust and the Adviser of each Fund.

2.The Fund hereby acknowledges that Appendix A and the applicable fee schedule is an integral part of this Agreement and, to the extent services included in Appendix A are selected by the Fund, such services shall also be subject to the terms and conditions of this Agreement. To the extent the terms and conditions of this Agreement conflict with the terms and conditions included in Appendix A, the Appendix shall control. The provisions of Appendix A, as applicable, shall continue in effect for as long as this Agreement remains in effect, unless sooner terminated.

IV.Lost Shareholder Due Diligence Searches and Servicing
The Trust hereby acknowledges that Fund Services has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Exchange Act. Costs associated with such searches will be passed through to the Trust, on behalf of each applicable Fund, as a miscellaneous expense in accordance with the fee schedule set forth on each applicable Exhibit attached hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Trust hereby authorizes vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state. If the lost shareholder (or such lost shareholder’s representative or executor) is located, the Trust hereby authorizes the vendor to enter into fee sharing arrangements with the lost shareholder (or such lost shareholder’s representative or executor) before the shareholder’s assets escheat to the applicable state. The Trust hereby acknowledges that Fund Services is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements. Furthermore, the Trust hereby acknowledges that vendor may receive up to 35% of the lost shareholder’s assets as compensation for its efforts in locating the lost shareholder.
V.    Anti-Money Laundering and Red Flag Identity Theft Prevention Programs
The Trust acknowledges that it has had an opportunity to review, consider and comment upon the written procedures provided by Fund Services describing various tools used by Fund Services which are designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Trust has determined that the Procedures, as part of the Trust’s overall anti-money laundering program and the Red Flag Identity Theft Prevention program, are reasonably designed to prevent the Trust from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the Fair and Accurate Credit Transactions Act of 2003 and the USA Patriot Act of 2001 and the implementing regulations thereunder.
Based on this determination, the Trust hereby instructs and directs Fund Services to implement the Procedures on the Trust’s behalf, as such may be amended or revised from time to time. It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Trust’s anti-money laundering and identity theft responsibilities.
Fund Services agrees to provide to the Trust:
(a)Prompt written notification of any transaction or combination of transactions that Fund Services believes, based on the Procedures, evidence money laundering or identity theft activities in connection with the Trust or any shareholder of the Trust;
(b)Prompt written notification of any customer(s) that Fund Services reasonably believes, based upon the Procedures, to be engaged in money laundering or identity theft activities, provided that the Trust agrees not to communicate this information to the customer;
(c)Any reports received by Fund Services from any government agency or applicable industry self-regulatory organization pertaining to Fund Services’ anti-money laundering monitoring or the Red Flag Identity Theft Prevention Program on behalf of the Trust;
(d)Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a), (b) or (c); and
(e)Certified annual and quarterly reports of its monitoring and customer identification activities on behalf of each Fund.
The Trust hereby directs, and Fund Services acknowledges, that Fund Services shall (i) permit federal regulators access to such information and records maintained by Fund Services and relating to Fund Services’ implementation of the Procedures, on behalf of the Trust, as they may request, and (ii) permit such federal regulators to inspect Fund Services’ implementation of the Procedures on behalf of the Trust.

Appendix A to Schedule I - Transfer Agent Services

1.Services and Definitions

A.Internet Access – Shareholder internet access by shareholders to their shareholder account information and investment transaction capabilities (“Internet Service”). Internet Service is connected directly to the Fund group’s web site(s) through a transparent hyperlink. Shareholders can access, among other information, account information and portfolio listings within the Funds, view their transaction history, and purchase additional shares through the Automated Clearing House (“ACH”).
B.“InformaTM” means the system made available through DST Output, a wholly owned subsidiary of DST Systems, Inc. (“DST”) known as “InformaTM”

C.“INFORMA Services” means the services which enable DST to make available certain data from DST’s TA2000® mutual fund record-keeping systems through the Internet to authorized Users available to consenting end-users (“User”, as defined below), whereby certain electronic statements (“E-Statements”, as further defined below) may be searched, viewed, downloaded and printed. INFORMA Services also include notification to the end-user of the availability of E-Statements and storage of E-Statement documents.

D.“E-Statement” means an electronic version of daily confirms, monthly, quarterly or annual statements, and shareholder tax statements created with investor transaction data housed on DST’s TA2000® mutual fund record keeping system, with images available online via a secure web site.

E.Vision Electronic Statement Services – Online account access for broker/dealers, financial planners, and registered investment advisers (“RIAs”).

F.Chat – A web-based system to permit shareholders and potential shareholders to engage customer service agents through Internet chat. Services offered through chat are the same as through telephone servicing and include account information, transaction history, account maintenance, purchase, liquidation, etc.

G.Electronic Services shall consist of those services set out in paragraph A through F above (“Electronic Services”).

H.“End User(s)” or “User(s)” means the consenting person(s) to whom Electronic Services are made available.

2.Duties and Responsibilities of Fund Services

Fund Services shall:

A.Make the Internet Service available 24 hours a day, 7 days a week, subject to scheduled maintenance and events outside of Fund Services’ reasonable control.

Unless an emergency is encountered, no routine maintenance will occur during the hours of 8:00 a.m. to 3:00 p.m. Central Time.
B.Provide installation services for Electronic Services, which shall include review and approval of the Fund’s network requirements, recommending method of establishing (and, as applicable, cooperate with the Fund to implement and maintain) a hypertext link between the Electronic Services site and the Fund’s web site(s) and testing the network connectivity and performance.
C.Maintain and support the Electronic Services, which shall include providing error corrections, minor enhancements and interim upgrades to the Electronic Services that are made generally available to the Electronic Services customers and providing help desk support to provide assistance to the Fund’s employees and agents with their use of the Electronic Services. Maintenance and support, as used herein, shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by Fund Services to the Electronic Services customers, as determined solely by Fund Services or (ii) maintenance of customized features.
D.Establish systems to guide, assist and permit End Users (as defined above) who access the Electronic Services from the Fund’s web site(s) to electronically perform inquiries and create and transmit transaction requests to Fund Services.
E.Address and mail, at each applicable Fund’s expense, notification and promotional mailings and other communications provided by the Fund to shareholders regarding the availability of the Electronic Services.
F.Prepare and process new account applications received through the Internet Service from shareholders determined by the Fund to be eligible for such services and in connection with such, the Fund agrees as follows:
(1)to permit the establishment of shareholder bank account information over the Internet in order to facilitate purchase activity through ACH; and
(2)the applicable Fund shall be responsible for any resulting gain/loss liability associated with the preparation and processing of new account applications via the ACH process.
G.Provide the End User with a transaction confirmation number for each completed purchase, redemption, or exchange of the applicable Fund’s shares upon completion of the transaction.

H.Utilize commercially reasonable encryption and secure transport protocols intended to prevent fraud and ensure confidentiality of End User accounts and transactions. In no event shall Fund Services use encryption weaker than 256-bit or any stronger technology industry standard that becomes common for use in similar applications. Fund Services will take reasonable actions, including periodic scans of Internet interfaces and the Electronic Services, to protect the Internet web site(s) that provide the Electronic Services and related network(s), against viruses, worms and other data corruption or disabling devices, and unauthorized, fraudulent or illegal use, by using appropriate anti-virus and intrusion detection software and by adopting and utilizing any other security procedures that are reasonably necessary for the security of the Electronic Service and related network(s).

I.Inform the Fund promptly of any malfunctions, problems, errors or service interruptions with respect to the Electronic Services of which Fund Services becomes aware.

J.Exercise reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Fund to Fund Services in writing from time to time, and all “point and click” features of the Electronic Services relating to shareholder acknowledgment and acceptance of such disclaimers and notifications.

K.Establish and provide to the Fund written procedures, which may be amended from time to time by Fund Services with the written consent of the Fund, regarding End User access to the Electronic Services and that are reasonably designed to protect the security and confidentiality of information relating to the Fund and End Users.

L.Provide the Fund with daily reports of transactions listing all purchases or transfers made by each End User separately. Fund Services shall also furnish the Fund with monthly reports summarizing shareholder inquiry and transaction activity without listing all transactions.

M.Annually engage a third party to audit its internal controls for the Electronic Services and compliance with all guidelines for the Electronic Services included herein and provide the Fund with a copy of the auditor’s report promptly.

N.Maintain its systems and perform its duties and obligations hereunder in accordance with all applicable laws, rules and regulations.

O.Be responsible for timely and adequately notifying User via e-mail that the User’s E-Statement is available at the appropriate Internet site.

P.Ensure the E-Statement is available for the User on the Fund’s Internet site for a minimum period of 24 months after delivery.

3.Duties and Responsibilities of the Fund

The Fund assumes exclusive responsibility for the consequences of any instructions it may give to Fund Services, for the Fund’s or End Users’ failure to properly access the Electronic Services in the manner prescribed by Fund Services, and for the Fund’s failure to supply accurate information to Fund Services.

Also, the Fund shall:

A.Revise and update the applicable Prospectus(es) and other pertinent materials, such as user agreements with End Users, to include the appropriate consents, notices and disclosures for Electronic Services, including disclaimers and information reasonably requested by Fund Services.
B.Be responsible for designing, developing and maintaining one or more web sites for the Fund through which End Users may access the Electronic Services, including provision of software necessary for access to the Internet, which must be acquired from a third-party vendor. Such web sites shall have the functionality necessary to facilitate, implement and maintain the hypertext links to the Electronic Services and the various inquiry and transaction web pages. The Fund shall provide Fund Services with the name of the host of the Fund’s web site server and shall notify Fund Services of any change to the Fund’s web site server host.
C.Provide Fund Services with such information and/or access to the Fund’s web site(s) as is necessary for Fund Services to provide the Electronic Services to End Users.
D.Promptly notify Fund Services of any problems or errors with the applicable Electronic Services of which the Fund becomes aware or any changes in policies or procedures of the Fund requiring changes to the Electronic Services.
4.Additional Representations and Warranties

The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible through the Electronic Services or Fund’s web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

5.Proprietary Rights

A.Each party acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other hereunder. Any software, interfaces or other programs a party provides to the other hereunder shall be used by such receiving party only in accordance with the provisions of this Appendix A. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party’s prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.
B.The Fund’s web site(s) and the Electronic Services may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party’s web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party’s web site to replicate the “look and feel,”

“trade dress” or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Appendix A is in effect. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.
C.Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section [5?] of this Appendix A and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Appendix A, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the aggrieved party seeking equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Appendix A.
6.Compensation

Fund Services shall be compensated for providing the Electronic Services selected by the Fund from time to time in accordance with the fee schedule set forth in each applicable Exhibit (as amended from time to time).

7.Additional Indemnification; Limitation of Liability

A.Subject to Section 2, Fund Services CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE ELECTRONIC SERVICES. Accordingly, Fund Services’ sole liability to the Trust, the Fund, or any third party (including End Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in the Electronic Services to be provided by Fund Services hereunder shall be to use its best reasonable efforts to commence or resume the Electronic Services as promptly as is reasonably possible.

B.    Fund Services shall, at its sole cost and expense, defend, indemnify, and hold harmless the Trust and each Fund and the Fund’s trustees, officers, agents, and employees from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of the Electronic Services and (b) the provision of the Fund Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

B.If an injunction is issued against the Fund’s use of the Electronic Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, Fund Services shall, at its own option and expense, either (i) procure for the Fund the right to continue to use the Electronic Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Fund, replace or modify the Electronic Services so that they become non-infringing, provided that, in the Fund’s judgment, such replacement or modification does not materially and adversely affect the performance of the Electronic Services or significantly lessen their utility to the Fund. If in the Fund’s judgment, such replacement or modification does materially adversely affect the performance of the Electronic Services or significantly lessen their utility to the Fund, the Fund may terminate all rights and responsibilities under this Appendix A immediately on written notice to Fund Services.

C.Because the ability of Fund Services to deliver Electronic Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, Fund Services shall not be liable for delays or failures to perform its obligations hereunder to the extent that such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of the Electronic Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties. Fund Services shall also not be liable for the actions or omissions of any third parties involved in the Electronic Services and shall not be liable for the selection of any such third party, unless Fund Services selected the third party in bad faith or in a grossly negligent manner.

D.Fund Services shall not be responsible for the accuracy of input material from End Users nor the resultant output derived from inaccurate input. The accuracy of input and output shall be judged as received at Fund Services’s data center as determined by the records maintained by Fund Services.

E.Notwithstanding anything to the contrary contained herein, Fund Services shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transaction via the Electronic Services or the consummation of any inquiry or transaction request not actually reviewed by Fund Services.

8.File Security and Retention; Confidentiality

A.Fund Services and its agents will provide commercially reasonable security provisions to ensure that unauthorized third parties do not have access to the Fund’s data bases, files, and other information provided by the Fund to Fund Services for use with the Electronic Services, the names of End Users or End User transaction or account data (collectively, “Fund Files”). Fund Services’ security provisions with respect to the Electronic Services, the Fund’s web site(s) and the Fund Files will be no less protected than Fund Services’ security provisions with respect to its own proprietary information. Fund Services agrees that any and all Fund Files maintained by Fund Services for the Fund hereunder shall be available for inspection by the Fund’s regulatory authorities during regular business hours, upon reasonable prior written notice to Fund Services, and will be maintained and retained in accordance with applicable requirements of the 1940 Act. Fund

Services will take such actions as are necessary to protect the intellectual property contained within the Fund’s web site(s) or any software, written materials, or pictorial materials describing or creating the Fund’s web site(s), including all interface designs or specifications. Fund Services will take such actions as are reasonably necessary to protect all rights to the source code and interface of the Fund’s web site(s). In addition, Fund Services will not use, or permit the use of, names of End Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for Fund Services’ delivery of the Electronic Services.

B.Fund Services shall treat as confidential and not disclose or otherwise make available any of the Fund’s lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of Fund Services. Fund Services will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that Fund Services uses with respect to its own confidential property and trade secrets. Upon termination of the rights and responsibilities described in this Appendix A for any reason and upon the Fund’s request, Fund Services shall return to the Fund, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession. This Section 8(B) and Section 8(C) below shall be read with Section 10 of the Agreement in a manner that is most protective of Trust Confidential Information, and this Section 8(B) shall not otherwise limit Fund Services’ obligations under Section 10 of the Agreement.

C.Notwithstanding the above, Fund Services will not have an obligation of confidentiality under this Section 8 with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality~~,~~ or (4) is required to be disclosed under law or by the order of a court of governmental agency. Notwithstanding 8(C)(4), Fund Services shall continue to treat any information disclosed under law or by the order of a court or governmental agency as Confidential Information under this Agreement.

9.Warranties

EXCEPT AS OTHERWISE PROVIDED IN THIS APPENDIX A, THE ELECTRONIC SERVICES ARE PROVIDED BY Fund Services “AS IS” ON AN “AS-AVAILABLE” BASIS WITHOUT WARRANTY OF ANY KIND, AND Fund Services EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ELECTRONIC SERVICES INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

10.Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Appendix A, (i) End Users will no longer be able to access the Electronic Services and (ii) the Fund will, to the extent reasonably technically practicable and permitted by applicable law, return all codes, system access mechanisms, programs, manuals and other written information provided to it by Fund Services in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium.

Appendix B to Schedule I - Transfer Agent Services
“As of” Processing Policy

Fund Services will reimburse each Fund for any Net Material Loss that may exist on the Fund’s books and for which Fund Services is responsible, at the end of each calendar month. “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by at least ½ cent. Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any net material loss on a monthly basis. Fund Services will reset the “as of” ledger each calendar month so that any losses which do not exceed the materiality threshold of ½ cent will not be carried forward to the next succeeding month. Fund Services will notify the adviser to the Fund on the daily share sheet of any losses for which the adviser may be held accountable.

Schedule II
Fund Administration Services
I.CORE SERVICES FOR ETF SERIES AND MUTUAL FUND SERIES
Fund Services shall provide the following administration services to a Fund:
A.General Fund Management:
(1)Act as liaison among Fund service providers, including but not exclusive to Adviser, Sub-Adviser, authorized participants, external legal counsel, accounting and audit firms and external compliance consultants.

(2)Supply:
a.Office facilities (which may be in a Fund Services office or in an affiliate’s office).
b.Non-investment-related statistical and research data as requested.

(3)Coordinate the Trust’s board of trustees’ (the “Board of Trustees” or the “Trustees”) communications, such as:
a.Prepare meeting agendas and resolutions, with the assistance of Fund counsel and Adviser in-house counsel.
b.Prepare reports for the Board of Trustees based on financial and administrative data.
c.Assist with the selection of the independent auditor.
d.Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary U.S. Securities and Exchange Commission (the “SEC”) filings relating thereto.
e.Prepare minutes of meetings of the Board of Trustees and Fund shareholders.
f.Recommend dividend declarations to the Board of Trustees and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.
g.Attend Board of Trustees meetings and present materials for Trustees’ review at such meetings.

(4)Audits:
a.For the annual Fund audit, prepare appropriate schedules and materials, provide requested information to the independent auditors, and facilitate the audit process.
b.For SEC, FINRA or other regulatory audits, provide requested information to the SEC or other regulatory agencies and facilitate the audit process.
c.For all audits, provide office facilities, as needed.

(5)Assist with overall operations of the Fund.

(6)Pay Fund expenses upon written authorization from the Trust.

(7)Keep the Trust’s governing documents, including its charter, bylaws and minute books, but only to the extent such documents are provided to Fund Services by the Trust or its representatives for safe keeping.

B.Compliance:
(1)Regulatory Compliance:
a.Monitor compliance with the 1940 Act requirements, including:
(i)     Asset and diversification tests.
(ii)     Total return and SEC yield calculations.
(iii)     Maintenance of books and records under Rule 31a-3.
(iv)     Code of ethics requirements under Rule 17j-1 for the disinterested Trustees.
b.Monitor each Fund’s compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”).
c.Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with (i) any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of Fund Services’ compliance program as it relates to the Trust, provided the same shall not be deemed to change Fund Services’ standard of care as set forth herein.
d.Monitor applicable regulatory and operational service issues, including exchange listing requirements, and update Board of Trustees periodically.
e.Monitor compliance with regulatory exemptive relief (as applicable) for ETFs.

(2)Blue Sky Compliance (for Mutual Fund Series only):
a.Prepare and file with the appropriate state securities authorities any and all required compliance filings relating to the qualification of the securities of the Fund so as to enable the Fund to make a continuous offering of its shares in all states and applicable U.S. territories.
b.Monitor status and maintain registrations in each state and applicable U.S. territories.
c.Provide updates regarding material developments in state securities regulation.

(3)SEC Registration and Reporting:
a.Assist Trust counsel in the annual update of the Fund’s registration statement.
b.Prepare and file annual and semiannual shareholder reports and other filings, such as, Form N-CEN, Form N-CSR, Form N-Q, Form N-PORT and Rule 24f-2 notices. As requested by a Fund, prepare and file Form N-PX and Form N-LIQUID.
c.Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.
d.File fidelity bond under Rule 17g-1.
e.Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.
f.Assist Fund counsel in preparation of proxy statements and information statements, as requested by a Fund.
g.Assist Fund counsel with application for exemptive relief, when applicable.

(4)IRS Compliance:
a.Monitor the Trust’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:
(i)     Diversification requirements.
(ii)     Qualifying income requirements.
(iii)     Distribution requirements.
b.Calculate the required annual excise distribution amounts for the review and approval of Fund management and/or its independent accountant.

C.      Financial Reporting:
(1)Provide financial data required by the Prospectus and SAI.

(2)Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and the independent auditor.

(3)Supervise the Fund’s custodian and fund accountants in the maintenance of the Fund’s general ledger and in the preparation of the Fund’s financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

(4)Compute total return, expense ratio and portfolio turnover rate of the Fund.

(5)Monitor expense accruals and make adjustments as necessary; notify the Trust’s management of adjustments expected to materially affect the Fund’s expense ratio.

(6)Prepare financial statements, which include, without limitation, the following items:
a.Schedule of Investments.
b.Statement of Assets and Liabilities.
c.Statement of Operations.
d.Statement of Changes in Net Assets.
e.Statement of Cash Flows (if applicable).
f.Financial Highlights.

(7)Pursuant to Rule 31a-1(b)(9) of the 1940 Act, prepare quarterly broker security transaction summaries.

D. Tax Reporting:
(1) Prepare for the review of the independent accountants and/or Fund Management the federal and state tax returns including, without limitation, Form 1120 RIC and applicable state returns including any necessary schedules. Fund Services will prepare annual Fund federal and state income tax return filings as authorized by and based on the instructions received by Fund Management and/or its independent accountant.

(2) Provide the Fund’s Management and independent accountant with tax reporting information pertaining to the Fund and available to Fund Services as required in a timely manner.

(3) Prepare Fund financial statement tax footnote disclosures for the review and approval of Fund Management and/or its independent accountant.

(4) Prepare and file on behalf of Fund Management Form 1099 MISC Forms for payments to disinterested trustees and other qualifying service providers.

    (5) Monitor wash sale losses.
(6) Calculate Qualified Dividend Income (“QDI”) for qualifying Fund shareholders.

(7) Calculate Dividends Received Deduction (“DRD”) for qualifying corporate Fund shareholders.

II.License of Data; Warranty; Termination of Rights
A.     Fund Services has entered into agreements with MSCI index data services (“MSCI”), Standard & Poor’s Financial Services LLC (“S&P”), and FactSet Research Systems Inc. (“FACTSET”) which obligate Fund Services to include a list of required provisions in this Agreement attached hereto as Appendix C. The index data services being provided to the Fund by Fund Services pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Fund. The provisions in Appendix C shall not have any effect upon the standard of care and liability Fund Services has set forth in Section 7 of this Agreement.
B.     Each Fund, as applicable, agrees to indemnify and hold harmless Fund Services, its information providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents from and against any third party claims~~,~~ and any associated losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, to the extent caused by the Trust’s or any third party’s use of, or inability to use, the Data or any material breach by the Trust of any provision contained in this Agreement regarding the Data. The immediately preceding sentence shall not have any effect upon the standard of care and liability of Fund Services as set forth in Section 7 of this Agreement.
C.    Fund Services has entered into agreements with Bloomberg Finance L.P. (“Bloomberg”) to provide data (the “N-PORT Data”) for use in or in connection with the reporting requirements under the Rule, including preparation and filing of Form N-PORT. In connection with the provision of the N-PORT Data, Bloomberg requires certain provisions to be included in the Agreement.
    Each Fund, as applicable, agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the N-PORT Data, (b) not extract the N-PORT Data from the view-only portal, (c) not use the N-PORT Data for any purpose independent of complying with the requirements of Rule 30b1-9 (which prohibition shall include, for the avoidance of doubt, use in risk reporting or other systems or processes (e.g., systems or processes made available enterprise-wide for the Fund’s internal use)), (d) permit audits of its use of the N-PORT Data by Bloomberg, its affiliates or, at a Fund’s request, a mutually agreed upon third-party auditor (provided that the costs of an audit by a third party shall be borne by the Fund), (e) exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Fund’s receipt or use of the N-PORT Data (including expressly disclaiming all warranties). Each Fund, as applicable, further agrees that Bloomberg shall be a third-party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (e).

Appendix C to Schedule II – Fund Administration Services

REQUIRED PROVISIONS OF MSCI, S&P AND FACTSET

•Each Fund shall represent that it will use the Data solely for internal purposes and will not redistribute the Data in any form or manner to any third party.
•Each Fund shall represent that it will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).
•Each Fund shall represent that it will treat the Data as proprietary to MSCI, S&P and FACTSET. Further, the Trust shall acknowledge that MSCI, S&P and FACTSET are the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.
•Each Fund shall represent that it will not, except as expressly permitted under this Agreement, (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make the Data available to any other person or organization (including, without limitation, the Trust’s present and future parents, subsidiaries or affiliates), for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.
•Each Fund shall be obligated to reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.
•Each Fund shall acknowledge that it assumes the entire risk of using the Data and shall agree to hold MSCI or S&P or FACTSET harmless from any claims that may arise in connection with any use of the Data by the Fund.
•Each Fund shall acknowledge that MSCI or S&P or FACTSET may, in its sole and absolute discretion and at any time, terminate Fund Services’ right to receive and/or use the Data.
•Each Fund shall acknowledge that MSCI, S&P and FACTSET are third party beneficiaries of the Customer Agreement between S&P, MSCI, FACTSET and Fund Services, entitled to enforce all provisions of such agreement relating to the Data.
•THE DATA IS PROVIDED TO THE TRUST ON AN "AS IS" BASIS. FUND SERVICES, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF). FUND SERVICES, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
•THE TRUST ASSUMES THE ENTIRE RISK OF ANY USE THE TRUST MAY MAKE OF THE DATA. IN NO EVENT SHALL FUND SERVICES, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE TRUST, OR ANY OTHER THIRD PARTY, FOR ANY INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THISAPPENDIX OR THE INABILITY OF THE TRUST TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF FUND SERVICES, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES. THIS PARAGRAPH SHALL

NOT MODIFY THE RISK ALLOCATION PROVISIONS UNDER SECTION 7 OF THE AGREEMENT, AND PERTAINS SOLELY TO THE DATA.

Schedule III
Fund Accounting Services
I.CORE SERVICES FOR ETF SERIES AND MUTUAL FUND SERIES
Fund Services shall provide the following accounting services to the Funds:
A.Portfolio Accounting Services:

(1)Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Fund’s investment adviser.

(2)For each valuation date, obtain prices from a pricing source approved by the board of trustees of the Trust (the “Board of Trustees”) and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, procedures for determining the fair value for such securities.

(3)Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

(4)Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

(5)On a daily basis, reconcile cash of the Fund with the Fund’s custodian.

(6)Transmit a copy of the portfolio valuation to the Fund’s investment adviser daily.

(7)Review the impact of current day’s activity on a per share basis, and review changes in market value.

B.Expense Accrual and Payment Services:

(1)For each valuation date, calculate the expense accrual amounts as directed by the Fund as to methodology, rate or dollar amount.

(2)Process and record payments for Fund expenses upon receipt of written authorization from the Fund.

(3)Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by Fund Services and the Fund.

(4)Provide expense accrual and payment reporting.

C.Fund Valuation and Financial Reporting Services:

(1)Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund’s transfer agent on a timely basis.

(2)Apply equalization accounting as directed by a Fund.

(3)Determine net investment income (earnings) for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(4)Maintain a general ledger and other accounts, books, and financial records for the Fund.

(5)Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund’s current prospectus.

(6)Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

(7)Communicate to the Fund, at an agreed upon time, the per share net asset value for each valuation date.

(8)Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

(9)Prepare monthly security transactions listings.

D.Tax Accounting Services:

(1)Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for “regulated investment companies” under the Internal Revenue Code of 1986, as amended (the “Code”).

(2)Maintain tax lot detail for the Fund’s investment portfolio.

(3)Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Fund.

(4)Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.

E.Compliance Control Services:

(1)Support reporting to regulatory bodies and support financial statement preparation by making the Fund’s accounting records available to the Fund, the U.S. Securities and Exchange Commission (the “SEC”), and the independent accountants.

(2)Maintain accounting records for the Fund as required by the 1940 Act and regulations provided thereunder.

(3)Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Fund in connection with any certification required of the Fund pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change Fund Services’ standard of care as set forth herein.

(4)In order to assist the Trust in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), Fund Services will provide the Trust’s Chief Compliance Officer with reasonable access to Fund Services’ fund records relating the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving Fund Services that affect or could affect the Trust.

(5)Cooperate with the Fund’s independent accountants and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion on the Fund’s financial statements without any qualification as to the scope of their examination.

II.License of Data; Warranty; Termination of Rights
A.The valuation information and evaluations being provided to the Fund by Fund Services pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Fund. The Fund has a limited license to use the Data only for purposes necessary to valuing the Fund’s assets and reporting to regulatory bodies (the “License”). The Fund does not have any license nor right to use the Data for purposes beyond the intentions of this Agreement including, but not limited to, resale to other users or use to create any type of historical database. The License is non-transferable and not sub-licensable. The Fund’s right to use the Data cannot be passed to or shared with any other entity.

Each Fund acknowledges the proprietary rights that Fund Services and its suppliers have in the Data.

B.THE TRUST HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER.

C.Fund Services may stop supplying some or all Data to the Fund if Fund Services’ suppliers terminate any agreement to provide Data to Fund Services. Also, Fund Services may stop supplying some or all Data to the Fund if Fund Services reasonably believes that the Fund is using the Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if any of Fund Services’ suppliers demand that the Data be withheld from the Fund. Fund Services will provide notice to the Fund of any termination of provision of Data as soon as reasonably possible.

III.Pricing of Securities
A.For each valuation date, Fund Services shall obtain prices from a pricing source recommended by Fund Services and approved by the Board of Trustees and apply those prices to the portfolio positions of the Fund. For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, procedures for determining the fair value for such securities.

If the Fund desires to provide a price that varies from the price provided by the pricing source, the Fund shall promptly notify and supply Fund Services with the price of any such security on each valuation date. All pricing changes made by the Fund will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

B.In the event that the Fund at any time receives Data containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply: (i) evaluated securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which method is best. No evaluation method, including those used by Fund Services and its suppliers, may consistently generate approximations that correspond to actual “traded” prices of the securities; (ii) methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, the Trust acknowledges that there may be errors or defects in the software, databases, or methodologies generating the evaluations that may cause resultant evaluations to be inappropriate for use in certain applications; and (iii) the Trust assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of using Data containing evaluations, regardless of any efforts made by Fund Services and its suppliers in this respect.

IV.Changes in Accounting Procedures
Any resolution passed by the Board of Trustees that affects accounting practices and procedures under this Agreement shall be effective upon written notice to Fund Services.

V.Changes in Equipment, Systems, Etc.
Fund Services reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to a Fund under this Agreement.